QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.3

INDEPENDENT AUDITORS' CONSENT

        We consent to the incorporation by reference in the Registration Statement of Washington Group International, Inc. on Form S-8 of our report dated June 6, 2003 of the audit of the consolidated balance sheets of Mitteldeutsche Braunkohlengesellschaft mbH, Theissen (Germany), and its subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2002 appearing in the Annual Report on Form 10-K/A (Amendment No.1) of Washington Group International, Inc. for the fiscal year ended January 3, 2003. In the report we express the opinion that the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Mitteldeutsche Braunkohlengesellschaft mbH, Theissen (Germany), and the consolidated results of its operations and cash flows in conformity with accounting principles generally accepted in Germany. The effect of applying accounting principles generally accepted in the United States of America on the results of operations for the year ended December 31, 2002 and on shareholders' equity as of December 31, 2002, audited by us, is fairly presented in the Notes to the consolidated financial statements.

/s/ DELOITTE & TOUCHE GMBH DELOITTE & TOUCHE GmbH

Halle, Germany
September 19, 2003

QuickLinks

  Exhibit 23.3